SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 26, 2001

PROTECTIVE LIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-12332	95-2492236
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2801 Highway 280 South, Birmingham, Alabama	35223
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (205) 879-9230

N/A
(Former name or former address, if changed since last report.)

Item 9. Regulation FD Disclosure

        On April 26, 2001, Registrant issued a press release with respect to its earnings which is included as an Exhibit 99 to this Current Report and incorporated by reference herein.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PROTECTIVE LIFE CORPORATION
BY/s/Jerry W. DeFoor
Jerry W. DeFoor
Vice President and Controller

Dated:   April 26, 2001

Exhibit Index

Exhibit Number	Description	Page Number
99.	Press Release Dated April 26, 2000	4

Exhibit 99

PROTECTIVE ANNOUNCES 1Q2001 EARNINGS

BIRMINGHAM, Alabama (April 26, 2001) Protective Life Corporation (NYSE:PL) announced first quarter results today. The Company's diluted operating income in the 2001 first quarter was $.58 per share. In the first quarter of last year, the Company’s operating income was $.39 per share excluding income from the sale of the Company’s Hong Kong affiliate, and $.63 per share including the income.

Drayton Nabers, Jr., Chairman of the Board and Chief Executive Officer of the Company stated: “Overall we were pleased with the quarter. Our West Coast, Financial Institutions, and Dental Divisions each reported good earnings, and improved year over year. Our Acquisitions Division benefited from the coinsurance of a block of policies from Standard Insurance Company. While results in our Individual Life Division were down slightly in the quarter, we continue to invest in new strategic distribution opportunities for the Division, and we are pleased with the progress we are making with these ventures."

The table below sets forth operating income before income tax by business segment for the periods shown:

Operating Income (Loss) Before Income Tax
for the quarter ending March 31
(in thousands)
	2001	2000
Life Insurance
Individual Life	$8,191	$9,391
West Coast	10,063	8,622
Acquisitions	14,851	11,502
Specialty Insurance Products
Dental and Consumer Benefits	9,004	6,069
Financial Institutions	8,388	5,912
Retirement Savings and Investment Products
Stable Value Products	8,551	8,655
Investment Products	3,578	3,414
Corporate and Other	(1,115)	11,520
Total operating income before income tax	$61,511	$65,085

Commenting on the Company’s sales, Mr. Nabers stated: "Our life insurance sales developed momentum as the quarter progressed, and are ahead of pre-Triple X levels. Sales in our other lines were at satisfactory levels but were adversely affected by slower economic activity."

The table below sets forth divisional sales for the periods shown:

Sales
for the three months ending March 31
(in millions)
	2001	2000
Life Insurance
Individual Life	$21.2	$27.3
West Coast	10.7	21.6
Specialty Insurance Products
Dental Benefits	37.2	44.4
Financial Institutions	118.8	122.5
Retirement Savings and Investment Products
Stable Value Products	183.2	399.1
Investment Products	207.5	216.5

(The sales statistics in the above table are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future divisional profitability, and therefore are not intended to be predictive of future profitability.)

Consolidated net income was $38.0 million in the 2001 first quarter compared to $43.0 million last year. Diluted net income was $.56 per share in the 2001 first quarter compared to $.65 per share last year.

In the 2001 first quarter the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

The table below sets forth the effects of the adoption of SFAS 133 and marking the Company’s derivative instruments to market value.

Income Per Share
for the quarter ending March 31
	2001	2000
Before SFAS 133 and market derivative instruments to market:

Operating Income	$.58	$.63
Realized Investment Gains (Losses) and Related Amortization	.02	.02
Net Income before SFAS 133, etc.	.60	.65
Effect of SFAS 133 and market derivative instruments to market:

Realized Investmetn Gains (Losses)	.07
Cumulative Effect of the Change in Accounting Principle	(.11)
Net Income	$.56	$.65

At March 31, 2001, the Company's assets were approximately $16.3 billion. Share-owners' equity per share was $19.15, excluding $.55 per share of net unrealized investment gains resulting from marking the Company's securities and derivative instruments to market value.

Operating return on average equity for the three months ending March 31, 2001, was 13.7%.

CONFERENCE CALL

There will be a conference call today for management to discuss first quarter results at 10:00 a.m. Eastern. The public may listen to a simultaneous webcast of the call available on the Company’s web site at www.protective.com.

A recording of the webcast will also be available from approximately 1:00 p.m. Eastern April 26 until May 2 on the Company’s web site.

Supplemental financial information is also available through “fax on demand” by calling 1-800- 323-6124.

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following trends and uncertainties: we are exposed to many types of risks that could negatively affect our business; we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry; a ratings downgrade could adversely affect our ability to compete; our policy claims fluctuate from year to year; we could be forced to sell investments at a loss to cover policyholder withdrawals; interest-rate fluctuations could negatively affect our spread income or otherwise impact our business; insurance companies are highly regulated; tax law changes could adversely affect our ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgements; a decrease in sales or persistency could negatively affect our results; our investments are subject to risks; our growth from acquisitions involves risks; we are dependent on the performance of others; and our reinsurance program involves risks. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.